Exhibit 10.1

March 28, 2025

G. David Jackola
1100 Old Highway 8 NW
New Brighton MN 55112

Dear David,

I am pleased to extend this formal offer for the position of Executive Vice President and Chief Financial Officer of APi Group Corporation, based at our global headquarters in New Brighton, Minnesota.

The details of this offer are as follows:

•Title: Executive Vice President and Chief Financial Officer

•Reporting to: Russ Becker, President and CEO

•Annual Base Salary. $725,000, earned and paid on a semi-monthly basis in accordance with the Company’s normal payroll practices and procedures. Base salaries are reviewed annually with any increases generally effective in January. You will be eligible for a salary review effective January 1, 2026. As an exempt salaried employee, you will not be entitled to overtime compensation.

•Short-Term Annual Incentive. You will be eligible to participate in the Company’s annual short-term incentive program on terms determined from time to time by the Company’s President and CEO and the Compensation Committee of the Board of Directors (the “Compensation Committee”). The plan currently provides an opportunity to earn between 0-200% of your target bonus, based on the Company’s financial results. You will be initially eligible for a target short-term incentive of 100% of your eligible annual earnings.

•Long-Term Equity Incentive. You will also be eligible to participate in the Company’s annual long-term equity incentive program on terms determined from time to time by the Company’s President and CEO and the Compensation Committee. The current target annual long-term equity incentive grant value for your position is 250% of your base salary. Your first annual LTI grant will be awarded in the first calendar quarter of 2026. LTI grants are subject to the terms and conditions of the Company’s 2019 Equity Incentive Plan and your grant agreement(s). The LTI awards are divided between time-based awards (“RSUs”) and performance-based awards (“PSUs”). The RSUs vest ratably on an annual basis over three years. The PSUs will have a three-year performance period and vest after achievement of certain performance targets have been certified by the Compensation Committee. Of course, the parameters of our LTI awards may vary over time as our Compensation Committee responds to Company needs and market trends.

•Off-Cycle Long-Term Equity Incentive. You will be eligible to receive a one-time, off-cycle equity award with a value of $1,562,500, 60% of which will be granted in PSUs (tied to certain financial metrics measured through 2027) and 40% of which will be granted in RSUs (vesting ratably over three years beginning on March 1, 2026).

•Executive Officer Severance Policy. You will be eligible receive severance pursuant to the terms of our Executive Officer Severance Policy, as may be amended from time to time by the Compensation Committee.

•Perquisites. You will be entitled to perks generally available to our executive officers, including our executive physical program, supplemental executive life and disability insurance, non-qualified deferred compensation program, and a car allowance. Additional details on these programs will be provided to you.

•Benefit and Retirement Programs. You will be eligible for the same benefits generally available to other APi Group team members, including medical, dental, vision, voluntary benefits (i.e., accident, critical illness insurance), 401(k) match, 401(k) Profit Sharing, and the Company’s Employee Stock Purchase Program. You will continue to participate in the Flex Paid-Time-Off program.

•Policies. During your employment, you will be expected to comply with all Company policies and procedures, which are subject to change at any time at the Company’s sole discretion. As an Executive Officer of the Company, you will also be subject to our Executive Compensation Clawback Policy and stock ownership guidelines, each as established by the Compensation Committee from time to time.

I am confident that you will be a great leader for APi, our teammates, and our shareholders as we grow and work towards achieving our long-term strategic objectives. Please let me know if you have any questions.

Sincerely,

/s/ Russell A. Becker
Russell A. Becker
President and Chief Executive Officer
APi Group Corporation

Accepted and agreed on this 28th day of March, 2025:

/s/ G. David Jackola
G. David Jackola